EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Athersys, Inc. (formerly known as BTHC VI, Inc.) Equity Incentive Compensation Plan for the registration of 1,465,000 shares of its common stock of our report dated March 22, 2007 (except for Notes M and N, as to which the date is July 9, 2007), with respect to the consolidated financial statements of Athersys, Inc. (now known as ABT Holding Company) included in the Registration Statement (Form S-3 No. 333-144433) and related Prospectus of Athersys, Inc. (formerly known as BTHC VI, Inc.) dated October 18, 2007.
/s/ ERNST & YOUNG LLP
Cleveland, Ohio
November 14, 2007